Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Digital Realty Trust, Inc.:

We consent to (i) the incorporation by reference in the registration statement on Form S-3 of Digital Realty Trust, Inc. (the Company) filed on April 26, 2007 of our report, dated September 20, 2006, with respect to the statement of revenue and certain expenses of 120 East Van Buren Avenue for the year ended December 31, 2005, and our report, dated April 19, 2007, with respect to the statement of revenue and certain expenses of 2001 Sixth Avenue for the year ended December 31, 2005, which reports appear in the Company’s current reports on Form 8-K/A filed on September 22, 2006 and on Form 8-K filed on April 25, 2007, respectively, and (ii) the reference to our firm under the heading “Experts” in the registration statement and related prospectus. Our reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

/s/ KPMG LLP

San Francisco, California

April 24, 2007